EXHIBIT 23.1
                                                  ------------

                   [GOLDSTEIN  GOLUB  KESSLER  LLP LETTERHEAD]


            Consent of Independent Registered Public Accounting Firm


The Board of Directors
Of Orbit International Corp.:

We consent to the incorporation by reference in Amendment No. 1 to the registration statement filed on Form S-3 of Orbit International Corp. of our report dated February 18, 2005, on the consolidated balance sheet of Orbit International Corp. and Subsidiaries as of December 31, 2004 and 2003 and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended, which appear in the December 31, 2004 Annual Report on Form 10-KSB of Orbit International Corp. We also consent to the reference to our firm under the heading "Experts" in the registration statement.



/s/ Goldstein Golub Kessler LLP
-------------------------------
Goldstein Golub Kessler LLP

New York,  New York
January 10, 2006